EXHIBIT 23.3

     [Letterhead of Whitington, McLemore, Land, Davis, White & Givens, P.C.]



TO WHOM IT MAY CONCERN:

We consent to the use of our report dated February 7, 1997, with respect to the combined financial statements as of and for the year ended December 31, 1996, of S.G. Torrey, Atlanta, Ltd. and Affiliates, included by reference in D.R. Horton, Inc.'s Form S-3, registering $300 million of debt securities, preferred stock and common stock, filed with the Securities and Exchange Commission.

Yours very truly,

/s/ Brian Land

Whittington, McLemore, Land, Davis, White & Givens, C.P.A.'s, P.C.
Rome, Georgia



June 17, 1998